                                                               EXHIBIT 99(g)(ii)

                        SCUDDER, STEVENS & CLARK, INC.
                                345 PARK AVENUE
                           NEW YORK, NEW YORK 10154

                        RESEARCH AND ADVISORY AGREEMENT
                        -------------------------------

                                                                   July 26, 1995

Banco Icatu S.A.
Av. Presidente Wilson
231 2/o/ andar
Rio de Janeiro, Brazil
CEP: 20030 021

Dear Sirs:

    Scudder, Stevens & Clark, Inc. (the "Manager") has entered into an Investment Advisory, Management and Administration Agreement (the "Management Agreement") dated as of July 26, 1995 with The Brazil Fund, Inc., a Maryland corporation (the "Fund"), pursuant to which the Manager is to act as investment adviser to and manager of the Fund. A copy of the Management Agreement has been previously furnished to you.

    The Manager wishes to avail itself of your investment advisory services. Accordingly, the Manager, with the acceptance of the Fund, hereby agrees with you as follows for the duration of this Agreement:

    1. The Manager hereby contracts with you for the maintenance of the technical department specialized in the analysis of stocks and securities contemplated by Paragraph 1 of Article 4 of the Regulations attached as Annex III to the National Monetary Council Resolution No. 1,289 of March 20, 1987 (the "Regulations"). The Manager hereby directs that in so acting, you shall give all advice solely to, and take all instructions solely from, the Manager.

    2. You agree to furnish to the Manager such information, investment recommendations, advice and assistance, as the Manager shall from time to time reasonably request. In that connection, you agree to continue to maintain within your organization a technical department specialized in the analysis of stocks and securities to furnish such services exclusively to the Manager. Attached is a copy of a memorandum describing the proposed working procedures to be followed by you in working with the Manager, which may be revised by mutual agreement as you work with the Manager pursuant to this Agreement. In addition, for the benefit of the Fund, you agree to pay the fees and expenses of any directors or officers of the Fund who are directors, officers or employees of you or of any of your affiliates.

    3. The Manager agrees to pay or to cause to be paid to you, as full compensation for the services to be rendered and expenses to be borne by you hereunder, a monthly fee in BRLs, which, on an annual basis, is equal to 0.125% per annum of the value of the Fund's average weekly net assets up to and including US$150 million; 0.075% per annum of the value of the Fund's average weekly net assets over US$150 million and up to and including US$300 million; and 0.025% per annum of the value of the Fund's average weekly net assets in excess of US$300 million. Each payment of a monthly fee shall be made to you within the fifteen days next following the day as of which such payment is so computed.

    The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Certificate of Incorporation and By-Laws of the Fund.

    4. You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

    5. Your services to the Manager are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in
Section 2 hereof.

    6. Nothing herein shall be construed as constituting you an agent of the Manager or of the Fund.

    7. You represent and warrant that you are registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended, and will comply with such Act and the U.S. Investment Company Act of 1940, as amended, and the rules thereunder. You agree to maintain such registration in effect during the term of this Agreement. You further represent and warrant that you are accredited by the Comissao de Valores Mobiliarios ("CVM") within the meaning of Paragraph 1 of Article 4 of the Regulations. You agree to use your best efforts to maintain such accreditation in effect during the term of this Agreement. You further agree to comply with the Regulations and all other applicable laws and regulations in performing your obligations hereunder.

    8. Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended.

    9. You represent and warrant to the Manager that there is no publicly held company which is an affiliated person (as defined in the U.S. Investment Company Act of 1940, as amended), or an affiliated person of an affiliated person, of yours. You will advise the Manager immediately if any publicly held company is an affiliated person, or an affiliated person of an affiliated person, of yours

    10. You will advise the Manager as soon as possible if, to the best of your knowledge, any publicly held company is an affiliated person (within the meaning of Articles 29(vii) and 32 of the Regulations) of Banco de Boston (the "Brazilian Administrator") or of a company affiliated with the Brazilian Administrator.

    11. The Manager agrees that you may rely on information reasonably believed by you to be accurate and reliable, and further agrees that, except to the extent otherwise provided under applicable Brazilian law, neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.

    12. This Agreement shall remain in effect for a period of two years from the date hereof and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund, the Manager, or you, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without penalty, by the Fund's Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given above or at any other address of which you shall have notified us in writing, or by you, but only after written notice to the Fund, the Manager, and the CVM, of not less than 60 days (or such longer period as may be required under the Regulations). This Agreement shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Management Agreement.

    13. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund, the Manager, or you, cast in person at a meeting called for the purpose of voting on such approval.

    14. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent)

        Addressed

        If to the Fund, to:

                The Brazil Fund, Inc.
                345 Park Avenue
                New York, NY 10154

                Attention: President
                        (Facsimile No. 212-223-3127)

        If to the Manager, to:
                Scudder, Stevens & Clark, Inc.
                345 Park Avenue
                New York, NY 10154

                Attention: President
                        (Facsimile No. 212-319-7813)

        If to you, to:
                Banco Icatu S.A.
                Av. Presidente Wilson
                231 2/o/ andar
                Rio de Janeiro, Brazil
                CEP: 20030 021

                Attention: President
                        (Facsimile No. 021-240-4133)

or to such other address as to which the recipient shall have informed the other party.

    Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

    15. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended, or the Regulations. As used herein the terms "interested person," assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.

    If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.


                                        Very truly yours,

                                        SCUDDER, STEVENS & CLARK, INC.

                                        By
                                        ---------------------------------
                                                 Managing Director
                                        The foregoing agreement is hereby
                                        accepted as of the date first above
                                        written.


                                        Banco Icatu S.A.


                                        By
                                        ---------------------------------
                                                    Director

                                        By
                                        ---------------------------------
                                                    Director

Accepted:

THE BRAZIL FUND, INC.

By
  -------------------------------
  President